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                                                                   Exhibit p(17)

                               NUVEEN INVESTMENTS
                       (INCLUDING CERTAIN SUBSIDIARIES OF
                            NUVEEN INVESTMENTS, INC.)

                            NUVEEN DEFINED PORTFOLIOS
                             NUVEEN CLOSED-END FUNDS
                              NUVEEN OPEN-END FUNDS

                                 CODE OF ETHICS
                                       AND
                             REPORTING REQUIREMENTS

                                February 1, 2005
                      As Amended through February 25, 2007

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                                TABLE OF CONTENTS

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I.    Introduction ..................................................       1
II.   General Principles ............................................       2
III.  Standards of Business Conduct .................................       2
      A.   Fiduciary Standards ......................................       2
      B.   Compliance with Laws and Company Policies ................       2
      C.   Conflicts of Interest ....................................       3
      D.   Gifts and Entertainment ..................................       3
      E.   Outside Directorships and Business Activities ............       4
      F.   Protection of Confidential Information ...................       4
      G.   Payments to Government Officials and Political
              Contributions .........................................       5
IV.   Insider Trading ...............................................       5
      A.   Insider Trading ..........................................       5
      B.   Insider Status ...........................................       5
      C.   Material Nonpublic Information ...........................       6
      D.   Identifying Inside Information ...........................       6
      E.   Reporting Suspected Inside Information ...................       6
V.    Personal Securities Transactions ..............................       7
      A.   Trading Restrictions for All Employees/Access Person .....       7
           1.   Stock of Nuveen Investments, Inc ....................       7
           2.   Initial Public Offerings ............................       7
           3.   Limited Offerings ...................................       8
           4.   Other Securities ....................................       8
           5.   Securities Being Purchased or Sold In Client
                   Accounts .........................................       8
      B.   Additional Trading Restrictions for Investment Persons ...       8
           1.   Securities Eligible for Purchase or Sale By Client ..       8
           2.   Securities Traded Within Seven Days Before A Client
                   Transaction ......................................       8
      C.   Other Trading Restrictions ...............................       9
           1.   Transactions in Certain Closed-End Funds and Certain
                Pooled Vehicles .....................................       9
           2.   Non-Interested Directors of the Nuveen Funds ........       9
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           3.   Frequent Trading in Shares of Certain Open-End
                   Funds ............................................      10
           4.   Excessive or Abusive Trading ........................      10
      D.   PTA System and Employee/Access Person Trade Monitoring
           1.   PTA .................................................      10
           2.   Employee/Access Person Accounts .....................      11
           3.   Accounts That May be Maintained at Non- PTA
                   Compatible Broker-Dealers ........................      11
      E.   Reporting Requirements ...................................      12
           1.   General Reporting Requirements ......................      12
           2.   Initial Holdings Report .............................      12
           3.   Annual Holdings Report ..............................      12
           4.   Quarterly Transaction Reports .......................      12
           5.   Transaction Reports of Non-Interested Nuveen Fund
                   Directors ........................................      13
           6.   Reporting Holdings and Transactions in Certain
                   Open-End Funds ...................................      13
           7.   Brokerage Statements ................................      13
           8.   Form of Holdings and Transaction Reports ............      13
      F.   Exceptions to Reporting Requirements .....................      14
      G.   Procedures ...............................................      14
           1.   Notification of Status as Investment Person .........      14
           2.   Maintenance of Access Person Master List ............      14
           3.   Procedure for Requesting Prior Written Approval .....      14
           4.   Monitoring of Personal Securities Transactions ......      15
           5.   Pre-Clearance Through PTA ...........................      15
VI.   Administration and Enforcement ................................      15
      A.   Approval of Code .........................................      15
      B.   Reporting to the Nuveen Fund Board .......................      15
      C.   Duty to Report Violations ................................      16
      D.   Sanctions for Violation of the Code ......................      16
      E.   Form ADV Disclosure ......................................      17
      F.   Interpretation of the Code and the Granting of Waivers ...      17
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VII.  Recordkeeping .................................................      17
VIII. Definitions ...................................................      18
Schedule I:   Nuveen Subsidiaries Adopting this Code ................      22
Schedule II:  Designated Compliance or Legal Officers ...............      23
Schedule III: Open-End Funds Advised or Subadvised by a Nuveen
                 Subsidiary .........................................      24
Schedule IV   PTA Compatible Broker-Dealers .........................      26

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                                 I. INTRODUCTION

This Code of Ethics ("Code") is adopted by the subsidiaries of Nuveen Investments, Inc. ("Nuveen") identified on Schedule I hereto, as may be amended from time to time (each a "Nuveen Subsidiary" and, together with Nuveen's other subsidiaries, "Nuveen Investments") in recognition of their fiduciary obligations to clients and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. Among other things, these rules require a registered investment adviser to establish, maintain and enforce a written code of ethics that includes:

     - Standards of business conduct designed to reflect the adviser's fiduciary obligations as well as those of its employees (including persons who provide investment advice on behalf of the adviser and who are subject to the adviser's supervision and control)

     - Provisions requiring employees/access persons to comply with applicable federal securities laws;

     -    Provisions designed to detect and prevent improper personal trading;

     - Provisions requiring access persons to make periodic reports of their personal securities transactions and holdings and requiring the adviser to review such reports;

     - Provisions requiring employees/access persons to report any violations under the code of ethics promptly to the chief compliance officer or other designated persons; and

     - Provisions requiring the adviser to provide to each of its employees/access persons a copy of the code of ethics and any amendments and requiring employees/access persons to provide a written acknowledgment of receipt.

Additionally, this Code is adopted by the Nuveen Defined Portfolios and, with respect to the provisions addressing non-interested directors (as defined in Section VIII below), by the Nuveen Open-End Funds and Closed End-Funds, pursuant to Rule 17j-1.

This Code designates all Nuveen Investments' employees "access persons" (as defined in Section VIII below).

Each Nuveen Subsidiary, through its compliance officers, legal officers and/or other personnel designated on Schedule II hereto ("Designated Compliance or Legal Officers") shall be responsible for the day-to-day administration of this Code with respect to those employees/access persons under the direct supervision and control of such Nuveen Subsidiary.


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                             II. GENERAL PRINCIPLES

This Code is designed to promote the following general principles:

     - Nuveen Investments and its employees/access persons have a duty at all times to place the interests of clients first;

     - Employees/access persons must conduct their personal securities transactions in a manner that avoids any actual or potential conflict of interest or any abuse of their positions of trust and responsibility;

     - Employees/access persons may not use knowledge about pending or currently considered securities transactions for clients to profit personally;

     - Information concerning the identity of security holdings and financial circumstances of clients is confidential; and

     -    Independence in the investment decision-making process is paramount.

                       III. STANDARDS OF BUSINESS CONDUCT

A.   FIDUCIARY STANDARDS

Nuveen Investments strives at all times to conduct its investment advisory business in strict accordance with its fiduciary obligations. It is Nuveen Investments' policy to protect the interest of each of its clients and to place the client's interest first and foremost. Nuveen Investments' fiduciary responsibilities include the duty of care, loyalty, honesty, and good faith. It is therefore imperative that employees/access persons provide full and fair disclosure of all relevant facts concerning any potential or actual conflict of interest, make investment decisions and recommendations that are suitable for clients, and seek best execution for client transactions in accordance with each Nuveen Subsidiary's best execution policies and procedures.

B.   COMPLIANCE WITH LAWS AND COMPANY POLICIES

Nuveen Investments operates in a highly regulated business environment, and has adopted many policies and procedures applicable to the conduct of its employees/access persons, including the Nuveen Investments, Inc. Code of Business Conduct and Ethics. Employees/access persons must respect and comply with all laws, rules and regulations which are applicable to Nuveen Investments in the conduct of its business. Without limiting the foregoing, it is especially important that employees/access persons comply with applicable federal securities laws, which prohibit, among other things, the following:


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     -    Employing any device, scheme or artifice to defraud a client;

     - Making any untrue statement of a material fact to a client or omitting to state a material fact necessary in order to make statements made to a client, in light of the circumstances under which they are made, not misleading;

     - Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client;

     -    Engaging in any manipulative practice with respect to a client; and

     - Engaging in any manipulative practice with respect to securities, including price manipulation.

C.   CONFLICTS OF INTEREST

Compliance with Nuveen Investments' fiduciary obligations can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to a client.

Conflicts of interest may arise, for example, when an employee or access person favors the interests of one client over another (e.g., a larger account over a smaller account, an account compensated by performance fees over an account not so compensated, or an account of a close friend or relative) without a legitimate reason for doing so. Employees/access persons are prohibited from engaging in inappropriate favoritism among clients that would constitute a breach of fiduciary duty.

Conflicts may arise when an employee or access person has a material interest in or relationship with the issuer of a security that he or she is recommending or purchasing for a client. Conflicts may also arise when an employee or access person uses knowledge about pending or currently considered securities transactions for clients to profit personally. Restrictions on personal securities transactions are addressed in detail in Section V below.

Conflicts of interest may not always be clear-cut. Any employee or access person of a Nuveen Subsidiary who becomes aware of a conflict of interest or potential conflict involving a client account should bring it to the attention of one of the Subsidiary's Designated Compliance or Legal Officers.

D.   GIFTS AND ENTERTAINMENT

Employees/access persons are restricted from accepting gifts from any person or entity that does business with or on behalf of Nuveen Investments or any client account. For this purpose, "gift" has the same meaning as in Rule 2830 of the National Association of Securities Dealers Conduct Rules. Gifts received by an employee from any one person or entity may not have an aggregate market value of more than $100 per year. Employees/access persons may not accept gifts in an amount that exceeds $100 per year


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from any person or entity that does business with or proposes to do business with Nuveen Investments. Employees/access persons are also subject to the restrictions in Rule 2830 with respect to accepting and providing non-cash compensation in the way of entertainment, including meals, golfing and tickets to cultural and sporting events. Employees/access persons are similarly restricted from giving gifts others. Employees/access persons may not give gifts in an amount that exceeds $100 per year to any person or entity that does business with or proposes to do business with Nuveen Investments. For more information, refer to Nuveen Investments' Cash and Non-Cash Compensation Procedures.

E.   OUTSIDE DIRECTORSHIPS AND BUSINESS ACTIVITIES

Employees/access persons may not serve on the board of directors of any publicly traded company or engage in outside business activities without prior written approval from the General Counsel of Nuveen Investments or his or her designee.(1) Employees/access persons must also obtain prior written approval before serving as a member of the finance or investment committee of any not-for-profit organization or performing other investment-related services for such organization. Employees/access persons are required to report all outside business activities on a periodic basis. If it appears that any such activity conflicts with, or may reasonably be anticipated to conflict with, the interests of Nuveen Investments or its clients, the employee or access person may be required to discontinue the activity.

F.   PROTECTION OF CONFIDENTIAL INFORMATION

Each employee/access person of a Nuveen Subsidiary must preserve the confidentiality of non-public information learned in the course of his or her employment, including nonpublic information about Nuveen Investments' securities recommendations and client securities holdings and transactions. Employees/access persons may not misuse such information or disclose such information, whether within or outside Nuveen Investments, except to authorized persons who need to know the information for business purposes. Employees/access persons must comply with all laws, rules and regulations concerning the protection of client information including, without limitation, Regulation S-P. Please refer to Nuveen's Consumer Information Security Policy for more information.

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(1)  Employees/access persons who receive authorization to serve as board members of publicly traded companies must be isolated through information barriers from those persons making investment decisions concerning securities issued by the entities involved.


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G.   PAYMENTS TO GOVERNMENT OFFICIALS AND POLITICAL CONTRIBUTIONS

No payment can be made directly or indirectly to any employee, official or representative of any governmental agency or any party or candidate for the purposes of influencing any act or decision on behalf of Nuveen Investments. Employees/access persons are free to participate as individuals in political activities, but are prohibited from engaging in such activities as a representative of Nuveen Investments and from using the name or credibility of Nuveen Investments in connection with political activities. Nuveen Investments will not reimburse any employee or access person for any political contributions or similar expenses.

                               IV. INSIDER TRADING

Nuveen Investments has adopted Policies and Procedures Designed to Detect and Prevent Insider Trading and to Preserve Confidential Information. These policies and procedures prohibit employees/access persons from trading, either personally or on behalf of others, on the basis of material nonpublic information in violation of the law. This conduct is frequently referred to as "insider trading." Nuveen Investments' policies and procedures to prevent insider trading apply to every employee/access person and extend to activities within and outside such individual's duties at Nuveen Investments.

A.   INSIDER TRADING

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     - Trading by an insider while in possession of material nonpublic information;

     - Trading by a non-insider while in possession of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

     -    Communicating material nonpublic information to others.

B.   INSIDER STATUS

The concept of an "insider" is broad. It includes officers and employees of a company or other entity such as a municipality. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants,


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consultants, bank lending officers, investment advisers and the employees of such organizations.

C.   MATERIAL NONPUBLIC INFORMATION

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D.   IDENTIFYING INSIDE INFORMATION.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     - Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     - Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

E.   REPORTING SUSPECTED INSIDE INFORMATION.

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

     -    Report the matter immediately to a Designated Compliance or Legal
          Officer;

     - Do not purchase or sell the securities on behalf of yourself or others; and

     - Do not communicate the information inside or outside of Nuveen Investments, other than to a Designated Compliance or Legal Officer.


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After a Designated Compliance or Legal Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Questions regarding Nuveen Investments' policies and procedures to prevent insider trading should be referred to a Designated Compliance or Legal Officer.

                       V. PERSONAL SECURITIES TRANSACTIONS

Set forth below are the restrictions on personal trading applicable to employees/access persons, including "investment persons" (as defined in Section VIII below), of each Nuveen Subsidiary. A Nuveen Subsidiary may implement more restrictive requirements for employees under its direct supervision and control by adopting supplemental procedures under this Section V. Also included are certain restrictions that apply to the non-interested directors of the Nuveen Funds.

A.   TRADING RESTRICTIONS FOR ALL EMPLOYEES/ACCESS PERSONS

     1. Stock of Nuveen Investments, Inc. No employee/access person of any Nuveen Subsidiary may purchase or sell, directly or indirectly for any account in which he or she has "beneficial ownership" (as defined in Section VIII below), any security issued by Nuveen Investments, Inc. ("JNC") without prior written approval as specified in subsection G below. This requirement does apply to certain transactions in JNC securities held in Nuveen Investments' 401(k)/Profit Sharing Plan.(2) This requirement also does apply to transactions in JNC securities in accounts over which an employee/access person has granted full discretionary authority to a third party.

     2. Initial Public Offerings. No employee/access person of any Nuveen Subsidiary may purchase, directly or indirectly for any account in which he or she has beneficial ownership, any security in an "initial public offering" (as defined in Section VIII below). This requirement also does apply to transactions in an "initial public offering" in an account over which an employee/access person has granted full discretionary authority to a third party.

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(2)  The pre-clearance requirement applies to an initial allocation to the
     Nuveen Stock Pooled Account in the 401(k)/Profit Sharing Plan, any subsequent changes to that allocation, and any transfers into or out of the Nuveen Stock Pooled Account. It does not apply to transactions that occur automatically once an allocation has been made and approved.


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     3. Limited Offerings. No employee/access person of any Nuveen Subsidiary may purchase, directly or indirectly for any account in which he or she has beneficial ownership, or outside such an account, any security in a "limited offering" (as defined in Section VIII below) without prior written approval as specified in subsection G below.(3)

     4. Other Securities. No employee/access person of a Nuveen Subsidiary may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any security without first pre-clearing such transaction through PTA (as defined in Section VIII below) as specified in subsection G below.

     5. Securities Being Purchased or Sold in Client Accounts. No employee/access person of any Nuveen Subsidiary may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any security that to his or her actual knowledge is being purchased or sold, or is actively being considered for purchase or sale, by a client of Nuveen Investments. This restriction, however, does not apply when the purchase or sale by the client account is a "maintenance trade" or an "unsupervised trade" (as defined in Section VIII below).

B.   ADDITIONAL TRADING RESTRICTIONS FOR INVESTMENT PERSONS

     1. Securities Eligible for Purchase or Sale by Client Accounts. Except with prior written approval, no investment person of a Nuveen Subsidiary may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any security eligible for purchase or sale by a client account for which such investment person has responsibility.(4)

     2. Securities Traded Within Seven Days Before or After a Client Transaction. In the event that a client account purchases or sells a security within 7 days preceding or following the purchase, or purchases or sells a security within 7 days preceding or following the sale, of the same security by an investment person who has responsibility for the client account, the investment person may be required to dispose of the security and/or disgorge any profits associated with his or her transaction. Such disposal and/or

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(3)  A decision to grant approval will take into account, among other factors, whether the investment opportunity would be consistent with the strategies and objectives of a client account and whether the opportunity is being offered to the access person by virtue of his or her position with Nuveen Investments.

(4) Written approval may be withheld unless it is determined that the transaction is unlikely to present an opportunity for abuse and there has been no trade (other than a maintenance trade or unsupervised trade) in the same security during the 7 preceding days by a client account for which the investment person has some responsibility.


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disgorgement may be required notwithstanding any prior written approval granted pursuant to paragraph B.1 above, unless the purchase or sale by the client account is a maintenance trade or unsupervised trade.

C.   OTHER TRADING RESTRICTIONS

     1. Transactions in Common Shares of Certain Closed-End Funds and Similar Pooled Vehicles. No employee of a Nuveen Subsidiary either (a) working in the Chicago office or (b) working in Nuveen's Closed-End Funds and Structured Products Group (or any successor group) may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any common shares of a Nuveen Closed-End Fund (as defined in Section VIII below) or other closed-end fund advised or sub-advised by a Nuveen Subsidiary without prior written approval as specified in Subsection G below. This pre-clearance requirement will also apply to common shares of any other exchange-listed investment product sponsored by Nuveen that is not a closed-end fund, such as the Nuveen Commodities Income and Growth Fund, and such product will be regarded as a Closed-End Fund for purposes of this Section V.C. and all related sections. In addition, no employee, officer or director of any Nuveen Subsidiary who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 by reason of his or her position with a Nuveen Closed-End Fund or other closed-end fund advised or sub-advised by a Nuveen Subsidiary may purchase or sell, directly or indirectly for any account in which he or she has beneficial ownership, any common shares of such fund without prior written approval as specified in Subsection G below. These restrictions do apply to any such transactions in accounts over which an employee/access person has granted full discretionary authority to a third party.

     2. Non-Interested Directors of the Nuveen Funds. A non-interested director of a Nuveen Fund is deemed an "access person" of the Fund under Rule 17j-1. Accordingly, in connection with his or her purchase or sale of a security held or to be acquired by the Fund, such non-interested director may not: engage in any act or practice that operates as a fraud or deceit upon the Fund; make any material misstatement or omission to the Fund; or engage in any manipulative practice with respect to the Fund. Under this Code, a non-interested director of a Nuveen Fund:

     - May not purchase or sell common shares of a Nuveen Closed-End Fund without prior written approval;

     -    May not purchase any security issued by JNC;

     - May purchase or sell other securities which are eligible for purchase or sale by a Nuveen Fund, including securities in an initial public offering or limited offering, without prior written approval unless such non-interested director has actual knowledge that the securities are being purchased or sold, or are actively being considered for purchase or sale, by the Nuveen Fund.


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     3. Frequent Trading in Shares of Certain Open-End Funds. Employees/access persons of each Nuveen Subsidiary must adhere to the restrictions on frequent trading set forth in the registration statement of any Nuveen Open-End Fund (as defined in Section VIII below) and any other open-end fund advised or sub-advised by a Nuveen Subsidiary.

     4. Excessive or Abusive Trading. Excessive personal trading (as measured in terms of frequency, complexity of trading programs, numbers of trades or other measures) and other personal trading patterns that involve opportunities for abuse are inconsistent with fiduciary principles and this Code. Accordingly, if the trading by an employee or access person in any account, including but not limited to a 401(k) plan, appears to be excessive or otherwise abusive, the Designated Compliance or Legal Officers of the applicable Nuveen Subsidiary may place additional restrictions on such trading.

D.   PTA SYSTEM AND EMPLOYEE/ACCESS PERSON TRADE MONITORING

     1. PTA. PTA is Nuveen's pre-clearance monitoring system for employee/access person transactions. All personal transactions for such individuals must be pre-cleared through PTA. This means that all transactions must be input into PTA for approval before any such transactions are executed. All of the information required by PTA must be supplied in connection with the transaction. Employees/access persons will receive training for PTA. Transactions effected pursuant to an "automatic investment plan" (as defined in Section VIII below) must only be submitted for pre-clearance one time, prior to the first transaction under the automatic investment plan. The following trades are not required to be submitted to PTA for pre-clearance:

     A. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

     B. Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

     C. Transactions that are non-volitional on the part of the access person, including transactions in managed accounts in which the employee/access person has no investment discretion and the call by a third party of an option on securities owned by the access person. Such


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          transactions are, however, subject to other restrictions including those contained in Sections V.A.1, V.A.2 and V.C.1.

     2. EMPLOYEE/ACCESS PERSONS ACCOUNTS. Employees/access persons must maintain all brokerage accounts at a PTA compatible broker-dealer. This includes all brokerage accounts for the employee/access person's family members living in their home, the brokerage accounts of any domestic partner and any other brokerage account over which the employee/access person has discretionary authority. The PTA compatible broker-dealers are listed on Schedule IV and may be updated from time to time by the Compliance Department. Certain accounts itemized in section D.3 below are excluded from this requirement. Accounts that enable the employee/access person to engage in any transaction not specifically listed in Section D.3 below cannot be excluded and must be maintained at a PTA compatible broker-dealer.

     3. ACCOUNTS THAT MAY BE MAINTAINED AT NON-PTA COMPATIBLE BROKER-DEALERS. Employees/access persons may maintain accounts at broker-dealers that are not listed on Schedule IV when the account in question only allows for transactions in any or all of the following categories:

     a. Transactions in securities over which a person has no direct or indirect influence or control;(5)

     b. Transactions in securities issued by the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

     c. Transactions in shares of registered open-end investment companies, including open-end exchange-traded funds known as "ETFs" (other than the restrictions on frequent trading in shares of Nuveen Open-End Funds and other open-end funds advised or sub-advised by a Nuveen Subsidiary);

     d. Transactions in ETFs that are comparable to open-end ETFs but are formed as unit investment trusts; and

     e. Transactions in shares of unit investment trusts that are invested exclusively in one or more registered open-end investment companies.

----------
(5) This would include securities transactions in accounts over which a person has granted full discretionary authority to another party that does not have beneficial ownership in the securities, such as a separately managed account for which a third party has full and exclusive discretion, provided that the Designated Compliance or Legal Officers receive written notice of such grant of authority. Note that such grant of discretionary authority must be restricted as to JNC securities. Employees/access persons may not grant discretion to another party for purchases or sales of JNC securities which always require prior approval by legal as specified in Subsection G below.

A Designated Compliance or Legal Officers may grant other exceptions on a limited case-by-case basis. The person seeking such exemption must make a request to the Designated Compliance or Legal Officers and must receive prior written approval in writing before the exemption becomes effective. (See Section G below for approval process.)

E.   REPORTING REQUIREMENTS

     1. General Reporting Requirements. Nuveen Investments will deliver a copy of this Code, and amendments to this Code, to each employee/access person of a Nuveen Subsidiary. Shortly after receipt of a copy of this Code or any amendment, the recipient shall be required to acknowledge that he or she:

     -    Has received a copy of the Code;

     -    Has read and understands the Code;

     -    Agrees that he or she is legally bound by the Code; and

     -    Will comply with all requirements of the Code.

     2. Initial Holdings Report. Each access person of a Nuveen Subsidiary must submit through PTA a report of all holdings in securities within 10 days of becoming an access person. The report must include the following information current as of a date not more than 45 days prior to the date of becoming an access person:

     - Title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each security;

     - Name of any broker, dealer or bank with which the access person maintains an account; and

     -    Date on which the report is submitted.

     3. Annual Holdings Report. Access persons must submit through PTA a report of all security holdings within 45 days after the end of each calendar year. The report must include the following information current as of the last day of the calendar year:

     - Title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each security;

     - Name of any broker, dealer or bank with which the access person maintains an account; and

     -    Date on which the report is submitted.

     4. Quarterly Transaction Reports. Access persons must submit through PTA transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in securities during the quarter. The report must include:

     - Date of transaction, title, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares and principal amount of each security involved;

     - Nature of the transaction (e.g., purchase, sale or any other acquisition or disposition);

     -    Price at which the transaction was effected;

     - Name of broker, dealer, or bank through which the transaction was effected;

     - Name of broker, dealer or bank with whom any new account was established and the date such account was established; and

     -    Date on which the report is submitted.

     5. Transaction Reports of Non-Interested Nuveen Fund Directors. Non-interested directors of a Nuveen Fund must report a personal securities transaction only if such director, at the time of that transaction, knew that during the 15-day period immediately preceding or subsequent to the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund. Non-interested directors must report securities transactions meeting these requirements within 30 days after the end of each calendar quarter.

     6. Reporting Holdings and Transactions in Certain Open-End Funds. Unless one of the exceptions set forth in Section G below applies, holdings and transactions in shares of Nuveen Open-End Funds, and shares of any other open-end fund for which a Nuveen Subsidiary serves as an adviser or sub-adviser, must be included in the initial and annual holdings reports and quarterly transaction reports required by this Section E. See Schedule III for a list of such funds. However, employees/access persons need not take any action to report holdings or transactions in shares of Nuveen Open-End Funds through the Nuveen Investments 401(k)/Profit Sharing Plan because such information is being directly provided by the plan administrator to the Designated Compliance or Legal Officers.

     7. Brokerage Statements. Each employee/access must provide the Designated Legal and Compliance Officers with a list of their brokerage accounts (or other accounts that hold securities). This requirement also includes accounts held directly with any Nuveen Open-End Fund or other open-end fund advised or sub-advised by a Nuveen Subsidiary, unless one of the exceptions in Section F below applies. With respect to transactions in the Nuveen Investments 401(k)/Profit Sharing Plan, this requirement is deemed satisfied by virtue of the reports being sent by the plan administrator directly to the Legal and Compliance Department.

     8. Form of Holdings and Transaction Reports. An employee/access person's holdings and transaction reports required by this Section E shall be in the form required to be reported in PTA, or such other form approved by the Designated Compliance or Legal Officers.

F.   EXCEPTIONS TO REPORTING REQUIREMENTS

The following holdings and/or transactions are not required to be included in the reports described in Section E above:

     1. Holdings and transactions in securities over which a person has no direct or indirect influence or control;

     2. Transactions effected pursuant to an automatic investment plan, including transactions in Nuveen Investments' 401(k)/Profit Sharing Plan and any dividend reinvestment plan, unless such transactions override or deviate from the pre-set schedule or allocations of such automatic investment plan;

     3. Holdings and transactions in securities issued by the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

     4. Holdings and transactions in shares of registered open-end investment companies that are not advised or sub-advised by a Nuveen Subsidiary and are not exchange-traded open-end funds (ETFs); and

     5. Holdings and transactions in shares of unit investment trusts that are invested exclusively in one or more open-end funds that are not advised or sub-advised by a Nuveen Subsidiary.

G.   PROCEDURES

     1. Notification of Status as Investment Person. Nuveen Investments will notify each person who is considered to be an investment person under this Code.

     2. Maintenance of Access Person Master List. Each Nuveen Subsidiary will maintain and update an access person master list containing the names of its access persons and investment persons who are subject to this Code. It will also maintain a list of all open-end funds for which any Nuveen Subsidiary serves as an adviser or sub-adviser.

     3. Procedure for Requesting Prior Written Approval. A request for prior written approval required by Sections A(1), A(3) and C(1) above must be made in writing (including by e-mail) to a Designated Compliance or Legal Officer of the applicable Nuveen Subsidiary. Such requests must include the following information:

     -    Title, ticker symbol or CUSIP number;

     -    Type of security (bond, stock, note, etc.);

     - Maximum expected dollar amount or number of shares of proposed transaction;

     -    Nature of the transaction (purchase or sale); and

     -    Broker's name and account number; and

     - Any other information, representations or certifications that a Designated Compliance or Legal Officer may reasonably request.

The person granting approval of a transaction will create an e-mail or other written record setting forth the terms of the approval and will copy the other employees/access persons who need to know such information.

The person making the request will have one business day to execute an approved transaction at market or to place or cancel a limit order. Failure to execute the approved transaction within one business day will require the person to re-submit their pre-clearance request as described above. The automatic execution of an order does not require an additional approval.

     4. Monitoring of Personal Securities Transactions. Designated Compliance or Legal Officers will review personal securities transactions and holdings reports periodically, either on a trade-by-trade basis or through various sampling techniques.

     5. Pre-Clearance Through PTA. Employees/access persons are required to use PTA Connect, the electronic monitoring system adopted by Nuveen Investments to pre-clear personal securities transactions in accordance with Section V (D) above. All employees/access persons will be given computer based training on the procedures to be used within the PTA Connect system.

                       VI. ADMINISTRATION AND ENFORCEMENT

A.   APPROVAL OF CODE

This Code has been approved by each Nuveen Subsidiary identified on Schedule I hereto, the principal underwriter or depositor of the Nuveen Defined Portfolios, the board of directors of the Nuveen Open-End and Closed-End Funds, and the board of directors or trustees of other funds for which a Nuveen Subsidiary serves as an adviser or sub-adviser. Material amendments must also be approved by such fund boards (or principal underwriter or depositor in the case of a unit investment trust) within six months of the amendment.

B. REPORTING TO THE NUVEEN FUND BOARD

Nuveen Investments or the applicable Nuveen Subsidiary must provide an annual written report to the board of directors of any Nuveen Fund or other fund (other than a unit investment trust) for which a Nuveen Subsidiary serves as an adviser or sub-adviser. The report must:

     - Describe any issues arising under the Code or procedures thereunder since the last report, including, but not limited to, information about material violations of the Code or procedures thereunder and sanctions imposed in response to such violations; and

     - Certify that procedures have been adopted that are reasonably necessary to prevent access persons from violating the Code.

C.   DUTY TO REPORT VIOLATIONS

Employees/access persons must report violations of the Code promptly to a Designated Compliance or Legal Officer of the applicable Nuveen Subsidiary, who in turn must report all such violations to such Subsidiary's Chief Compliance Officer. Such reports will be treated confidentially to the extent permitted by law and investigated promptly.

D.   SANCTIONS FOR VIOLATION OF THE CODE

Employees/access persons may be subject to sanctions for violations of the specific provisions or general principles of the Code. Violations by such persons will be reviewed and sanctions determined by the General Counsel of Nuveen Investments, the Director of Compliance and the Chief Compliance Officer of the applicable Nuveen Subsidiary, or their designee(s). Sanctions which may be imposed include:

          -    Formal warning;

          -    Restriction of trading privileges;

          -    Disgorgement of trading profits;

          -    Fines; and/or

          -    Suspension or termination of employment.

The factors which that may be considered when determining the appropriate sanctions include, but are not limited to:

          -    Harm to a client's interest;

          -    Extent of unjust enrichment;

          -    Frequency of occurrence;

          - Degree to which there is personal benefit from unique knowledge obtained through a person's position with a Nuveen Subsidiary or its clients.

          -    Degree of perception of a conflict of interest;

          - Evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or

          - Level of accurate, honest and timely cooperation from the person subject to the Code.

Material violations by non-interested directors of a Nuveen Fund may be reviewed and sanctions determined by the other non-interested directors of such Fund or a committee thereof.

E.   FORM ADV DISCLOSURE

Each Nuveen Subsidiary that is an investment adviser must include on Schedule F of Part II of its Form ADV a description of the Code and a statement that such Nuveen Subsidiary will provide a copy of the Code to any client or prospective client upon request.

F.   INTERPRETATION OF THE CODE AND THE GRANTING OF WAIVERS

Questions concerning the interpretation or applicability of the provisions of this Code, and the granting of waivers or exceptions hereunder, may be determined and made by the General Counsel of Nuveen Investments, the Director of Compliance, the Chief Compliance Officer of the applicable Nuveen Subsidiary, or their designees.

                               VII. RECORDKEEPING

Nuveen Investments will maintain the following records in a readily accessible place in accordance with Rule 17j-1(f) under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940.

     - A copy of each Code that has been in effect at any time during the past five years;

     - A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

     - A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an access person;

     - Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

     - A list of the names of persons who are currently, or within the past five years were, access persons;

     - A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings or limited offerings for at least five years after the end of the fiscal year in which approval was granted;

     - Any decisions that grant employees/access persons a waiver from or exception to the Code;

     - A record of persons responsible for reviewing access persons' reports currently or during the last five years; and

     - A copy of reports provided to a fund's board of directors regarding the Code.

                                VIII. DEFINITIONS

A.   ACCESS PERSON

Effective November, 2006, all Nuveen Investments employees will be considered "access persons". This standard is more restrictive than Rule 204A-1(e)(1) under the Investment Advisers Act of 1940and Rule 17j-1(a)(2) under the Investment Company Act of 1940.

B.   AUTOMATIC INVESTMENT PLAN

"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

C.   BENEFICIAL OWNERSHIP

"Beneficial ownership" means having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise. The term "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is very broad and encompasses many situations that might not ordinarily be thought to confer a "pecuniary interest" in, or "ownership" of, securities, including the following:

     - Family Holdings. As a general rule, you are regarded as the beneficial owner of securities not only in your name but held in the name of members of your immediate family, including: your spouse or domestic partner; your child or other relative who shares your home or, although not living in your home, is economically dependent upon you; or any other person if you obtain from such securities benefits substantially similar to those of ownership.

     - Partnership and Corporate Holdings. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, so long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your "alter ego" or "personal holding company," the corporation's holdings of securities will be attributable to you.

     - Investment Clubs. You are deemed to beneficially own securities held by an investment club of which you or a member of your immediate family (as defined above) is a member. Membership in investment clubs must be pre-approved by a Designated Compliance or Legal Officer .

     - Trusts. You are deemed to beneficially own securities held in trust if any of the following is true: you are a trustee and either you or members of your immediate family (as defined above) have a monetary interest in the trust, whether as to principal or income; you have a vested beneficial interest in the trust; or you are settlor of the trust and you have the power to revoke the trust without obtaining the consent of all the beneficiaries. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

     - Financial Power of Attorney. You are deemed to beneficially own securities held in any account over which you have financial power of attorney.

D.   CONTROL

"Control" of a company means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company, and a control relationship exists when a company controls, is controlled by, or is under common control with, another company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five percent (25%) of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

E.   FUND

"Fund" means an investment company registered under the Investment Company Act of 1940.

F.   INITIAL PUBLIC OFFERING

"Initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

G.   INVESTMENT PERSON

"Investment person" means an access person of a Nuveen Subsidiary who (i) in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client account or (ii) is a natural person in a control relationship with a Nuveen Subsidiary and obtains information concerning recommendations made to a client account. Investment persons of a Nuveen Subsidiary include portfolios managers, portfolio assistants, securities analysts and traders employed by such Nuveen Subsidiary, or any other persons designated as such on the Nuveen Subsidiary's master access person list.

H.   LIMITED OFFERING

"Limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under such Act. Limited offerings are also known as "private placements."

I.   MAINTENANCE TRADE

"Maintenance trade" means a regular, day-to-day transaction in a security currently in a Nuveen Subsidiary's model portfolio (or an alternative for such security) made for a new client account or pursuant to the deposit or withdrawal of money from an existing client account or a trade that is directed by a client account. A maintenance trade also includes the sale of existing securities from a new client account for the purpose of acquiring securities currently in a Nuveen Subsidiary's model portfolio (or an alternative for such securities). A maintenance trade relates solely to rebalancing an existing client account or investing a new client account in a passive manner to track a model portfolio and is deemed not to involve the exercise of investment discretion.

J.   NON-INTERESTED DIRECTOR

"Non-interested director" means a director who is not an "interested director" of a fund and who is not employed by, or has a material business relationship or professional relationship with, the fund or the fund's investment adviser or underwriter. See Section 2(a)(19) of the Investment Company Act of 1040.

K.   NUVEEN FUND

"Nuveen Fund" means any fund for which a Nuveen Subsidiary serves as the investment adviser and for which Nuveen Investments, LLC serves as a principal underwriter or as a member of the underwriting syndicate. A Nuveen Fund is any Nuveen Defined Portfolio, Nuveen Closed-End Fund or Nuveen Open-End Fund.

L.   PURCHASE OR SALE OF A SECURITY

"Purchase or sale of a security" includes, among other things, the purchasing or writing of an option and the acquisition or disposition of any instrument whose value is derived from the value of another security.

M.   PTA

PTA is Nuveen's automated employee personal trading pre-clearance system. All employees/access persons must pre-clear applicable all transactions through PTA as described herein. All employees/access persons will be required to successfully complete training on the utilization of PTA.

N.   SECURITY

"Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation ink temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Without limiting the foregoing, a security also includes any instrument whose value is derived from the value of another security.

O.   UNSUPERVISED TRADE

"Unsupervised trade" is the purchase or sale of a security for which no Nuveen Subsidiary has investment discretion.

                                   SCHEDULE I

                     NUVEEN SUBSIDIARIES ADOPTING THIS CODE

                             Nuveen Asset Management
                        Nuveen Investments Advisers Inc.
               Nuveen Investments Institutional Services Group LLC
                     NWQ Investment Management Company, LLC
                       Rittenhouse Asset Management, Inc.
                         Santa Barbara Asset Management
                          Symphony Asset Management LLC
                      Tradewinds NWQ Global Investors, LLC
                             Nuveen Investments LLC

        Any other Nuveen subsidiary that may from time to time notify its employees/access persons that it has adopted this Code of Ethics

                                   SCHEDULE II

                     DESIGNATED COMPLIANCE OR LEGAL OFFICERS

FOR PRE-CLEARANCE OF TRADES IN JNC STOCK, EMPLOYEES/ACCESS PERSONS SHOULD CONTACT ONE OF THE FOLLOWING PERSONS:

Larry Martin   Walter Kelly   Jessica Droeger   Giff Zimmerman   Mary Keefe

FOR PRE-CLEARANCE OF TRADES IN COMMON SHARES OF NUVEEN CLOSED-END FUNDS, EMPLOYEES/ACCESS PERSONS IN CHICAGO AND SECTION 16 OFFICERS OF THE FUNDS SHOULD CONTACT ONE OF THE FOLLOWING PERSONS:

Giff Zimmerman
Jessica Droeger

FOR PRE-CLEARANCE OF ALL OTHER TRADES, EMPLOYEES/ACCESS PERSONS SHOULD UTILIZE PTA. IF DIRECTED BY PTA TO CONTACT COMPLIANCE, CONTACT ONE OF THE INDIVIDUALS IDENTIFIED BELOW, DEPENDING ON WHICH NUVEEN SUBSIDIARY YOU ARE AFFILIATED WITH:

                                                                     YOU SHOULD CONTACT ONE OF THE
IF YOU ARE AFFILIATED WITH ANY OF THE FOLLOWING:                     FOLLOWING PERSONS:

Nuveen Asset Management, Nuveen Investments Advisers Inc Nuveen      Ginny Johnson, Diane Meggs
Investments Institutional Services Group LLC (if office phone is     Cathie Reese, Christina Legue,
in an area code other than 310), or Rittenhouse Asset Management,    Walter Kelly, or Mary Keefe
Inc.

                                                                     YOU SHOULD CONTACT ONE OF THE
IF YOU ARE AFFILIATED WITH ANY OF THE FOLLOWING:                     FOLLOWING PERSONS:

Nuveen Investments Institutional Services Group LLC (if office       Michelle Kato or Kathleen Hendriks
phone is in the 310 area code), NWQ Investment Management Company,
LLC, or Tradewinds NWQ Global Investors, LLC

                                                                     YOU SHOULD CONTACT ONE OF THE
IF YOU ARE AFFILIATED WITH:                                          FOLLOWING PERSONS:

Symphony Asset Management LLC                                        Martin Fawzy, Neil Rudolph,
                                                                     or Mary Keefe
Santa Barbara                                                        Carol Olson or Mary Keefe

                                  SCHEDULE III

           OPEN-END FUNDS ADVISED OR SUBADVISED BY A NUVEEN SUBSIDIARY

NUVEEN MUNICIPAL TRUST
Nuveen Intermediate Duration Municipal Bond Fund
Nuveen Insured Municipal Bond Fund
Nuveen All-American Municipal Bond Fund
Nuveen Limited Term Municipal Bond Fund
Nuveen High Yield Municipal Bond Fund

NUVEEN MULTISTATE TRUST I
Nuveen Arizona Municipal Bond Fund
Nuveen Colorado Municipal Bond Fund
Nuveen Florida Municipal Bond Fund
Nuveen Maryland Municipal Bond Fund
Nuveen New Mexico Municipal Bond Fund
Nuveen Pennsylvania Municipal Bond Fund
Nuveen Virginia Municipal Bond Fund

NUVEEN MULTISTATE TRUST II
Nuveen California Municipal Bond Fund
Nuveen California High Yield Municipal Bond Fund
Nuveen California Insured Municipal Bond Fund
Nuveen Connecticut Municipal Bond Fund
Nuveen Massachusetts Municipal Bond Fund
Nuveen Massachusetts Insured Municipal Bond Fund
Nuveen New Jersey Municipal Bond Fund
Nuveen New York Municipal Bond Fund
Nuveen New York Insured Municipal Bond Fund

NUVEEN MULTISTATE TRUST III
Nuveen Georgia Municipal Bond Fund
Nuveen Louisiana Municipal Bond Fund
Nuveen Northern Carolina Municipal Bond Fund
Nuveen Tennessee Municipal Bond Fund

NUVEEN MULTISTATE TRUST IV
Nuveen Kansas Municipal Bond Fund
Nuveen Kentucky Municipal Bond Fund
Nuveen Michigan Municipal Bond Fund
Nuveen Missouri Municipal Bond Fund
Nuveen Ohio Municipal Bond Fund
Nuveen Wisconsin Municipal Bond Fund

           OPEN-END FUNDS ADVISED OR SUBADVISED BY A NUVEEN SUBSIDIARY

NUVEEN INVESTMENT TRUST
Nuveen Balanced Stock and Bond Fund
Nuveen Balanced Municipal and Stock Fund
Nuveen Large-Cap Value Fund
Nuveen NWQ Global Value Fund
Nuveen NWQ Multi-Cap Value Fund
Nuveen NWQ Small Cap Value Fund
Nuveen NWQ Value Opportunities Fund

NUVEEN INVESTMENT TRUST II
Nuveen NWQ Global All-Cap Fund
Nuveen NWQ International Value Fund
Nuveen Rittenhouse Growth Fund
Nuveen Santa Barbara Growth Fund
Nuveen Santa Barbara Growth Opportunities Fund
Nuveen Santa Barbara Dividend Growth Fund
Nuveen Symphony All-Cap Core Fund
Nuveen Symphony Mid-Cap Core Fund
Nuveen Symphony Small-Mid Cap Core Fund
Nuveen Symphony Large-Cap Value Fund

NUVEEN INVESTMENT TRUST III
Nuveen Core Bond Fund
Nuveen High Yield Bond Fund
Nuveen Short Duration Bond Fund

OTHER FUNDS
Activa International Fund
ING International Value Choice Fund
ING Value Opportunities Choice Fund
ING Small Cap Value Choice Fund
ING Global Value Choice Fund
HSBC Investor Value Fund
MGI US Small/Mid Cap Value Fund
ML Global Selects-North American Large Cap Growth Portfolio I
MLIG Roszel/NWQ Small Cap Value Portfolio
MLIG Roszel/Rittenhouse Large Cap Growth Portfolio
MTB Large Cap Value Fund I
MTB Large Cap Value Fund II
New Covenant Growth Fund
NTGA Inc.-Multi-Manager International Equity Fund
Principal Investors Tax-Exempt Bond Fund
The Timothy Plan Large/Mid Cap Growth Fund

UBS Fiduciary Trust Company Large Company Growth Portfolio
Wilshire Small Company Value Fund

                                   SCHEDULE IV

                          PTA COMPATIBLE BROKER-DEALERS

1. UBS

2. Morgan Stanley

3. Merrill Lynch

4. E*Trade

5. TD Waterhouse

6. Fidelity

7. Ameritrade

8. Schwab

9. A.G. Edwards

10. Citigroup/Smith Barney


                                       27